Exhibit 99.1

CONTACT:
Investors: Peggy Reilly Tharp	Media: George Csolak
314-628-7491	314-628-7266
peggy.tharp@savvis.net	george.csolak@savvis.net

Savvis Completes Acquisition of Fusepoint

Expands Global Footprint into Canada

ST. LOUIS, June 16, 2010 – Savvis, Inc. (NASDAQ: SVVS), a global leader in cloud infrastructure and hosted IT solutions for enterprises, today announced that it has completed its acquisition of Fusepoint, Inc., a leading independent provider of managed IT and colocation services to enterprises in Canada.

Fusepoint, a portfolio company of M/C Venture Partners, was acquired for approximately $121 million in cash (after adjustment for estimated working capital and debt levels and subject to a final working capital adjustment). Savvis expects the acquisition purchase price to approximate 5.0x EBITDA after synergies of approximately $8 million, which are expected to be fully achieved in 2011.

“Savvis and Fusepoint share a leadership position within our industry. Our synergies will lead to many exciting opportunities for new and existing clients,” said Jim Ousley, Savvis chairman and chief executive officer. “Not only will we have a Canadian platform – which our largest clients have requested – Fusepoint’s clients will gain access to Savvis’ global footprint and enterprise-class managed service offerings.”

Established in 1999 and headquartered in Toronto, Fusepoint’s offerings include managed infrastructure and hosting, colocation services, application development and maintenance services. Fusepoint’s three data centers, located in Toronto, Vancouver and Montreal, offer a total of more than 40,000 sellable square feet. The company has more than 300 clients.

“This deal is consistent with our strategy to further strengthen our hosting business, to expand geographically and to focus on major financial centers like Toronto,” Ousley said. “We have been impressed with Fusepoint’s performance over the past several years, and our combined operations are well-positioned within the highly promising Canadian hosting market.”

Savvis funded the acquisition by upsizing, through syndication, its revolving credit facility with Wells Fargo Capital Finance LLC to $150 million. The revolving credit facility was amended, among other things, to modify certain financial covenants to accommodate the increased borrowings.

About Savvis

Savvis, Inc. (NASDAQ: SVVS) is a global leader in cloud infrastructure and hosted IT solutions for enterprises. More than 2,500 unique clients, including 30 of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information, please visit savvis.net.

Savvis Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the acquisition of Fusepoint by Savvis. These statements include statements regarding the amount and timing of anticipated synergies resulting from the transaction, customer benefits resulting from the transaction and the effect of the transaction on Savvis’ business. There is no assurance that the anticipated benefits of the acquisition will be realized. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in general economic conditions, extent of customer retention and generation, ability to timely and fully realize contemplated cost savings and revenue enhancements and other difficulties in integrating the operations of Savvis and Fusepoint. Savvis does not undertake, and specifically disclaims, any obligation to publicly release the result of any revision to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. Certain factors that could affect actual results are set forth as risk factors in Savvis’ SEC reports and filings, including its annual report on Form 10-K and all subsequent filings.

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